Exhibit 10.4


    THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT
             HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
                                  June 12, 2002

                                     FORM OF
                      NON-QUALIFIED STOCK OPTION AGREEMENT
                           UNDER THE CENTURYTEL, INC.
                   2002 MANAGEMENT INCENTIVE COMPENSATION PLAN


         THIS AGREEMENT is entered into as of ____, 200_ by and between CenturyTel, Inc., a Louisiana corporation ("CenturyTel"), and ____ ____ ("Optionee").

         WHEREAS Optionee is a key employee of CenturyTel or one of its subsidiaries (collectively, the "Company") and CenturyTel considers it desirable and in its best interest that Optionee be given an incentive to advance the interests of CenturyTel by possessing an option to purchase shares of the common stock, $1.00 par value per share, of CenturyTel (the "Common Stock") under the CenturyTel, Inc. 2002 Management Incentive Compensation Plan (the "Plan"), which was approved by the Board of Directors of CenturyTel on February 26, 2002, and approved by the shareholders at CenturyTel's 2002 Annual Meeting of Shareholders on May 9, 2002;

         NOW, THEREFORE, in consideration of the premises, it is agreed as follows:
                                       1.
                                 Grant of Option

         1.01 In consideration of the future services of Optionee to the Company and subject to Optionee's execution and delivery to the Company of this Agreement, CenturyTel hereby grants to Optionee, effective ____________, 200_ (the "Date of Grant"), the right, privilege and option to purchase _______ shares of Common Stock (the "Option") at an exercise price of $________ per share.

         1.02 The Option is a non-qualified stock option and shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

                                       2.
                                Time of Exercise

         2.01 Subject to the provisions of the Plan and the other provisions of this Agreement, Optionee shall be entitled to exercise the Option as follows:

               With respect to 1/3 of the shares
               covered by the Option............   beginning ______, 200_

               With respect to 2/3 of the shares
               covered by the Option, less any
               shares previously issued.........   beginning ______, 200_

               With respect to all of the shares
               covered by the Option, less any
               shares previously issued.........   beginning ______, 200_.

The Option shall expire and may not be exercised later than ten years after the Date of Grant.

         2.02 Notwithstanding the foregoing, the Option shall accelerate and become immediately exercisable in full (a) if Optionee dies while he is employed by the Company, (b) if Optionee becomes disabled within the meaning of
Section 22(e)(3) of the Code ("Disability") while he is employed by the Company,
(c) if Optionee retires from employment with the Company on or after attaining the age of 55 ("Retirement"), (d) pursuant to the provisions of the Plan that expressly provide for the treatment of the Option in the event of a Change of Control of the Company (as defined in the Plan) or (e) in the discretion of the Compensation Committee of the Board of Directors of the Company (the "Committee").
                                       3.
                        Conditions for Exercise of Option

         During Optionee's lifetime, the Option may be exercised only by him or by his legal representative. The Option must be exercised while Optionee is employed by the Company, or, to the extent exercisable at the time of termination of employment, within 190 days of the date on which he ceases to be an employee, except that (a) if he ceases to be an employee because of Retirement, the Option may be exercised within three years from the date on which he ceases to be an employee, (b) if an Optionee's employment is terminated for cause, the unexercised portion of the Option is immediately terminated, and
(c) in the event of Optionee's Disability or death, the Option may be exercised by the Optionee or, in the case of death, by his estate or by the person to whom such right devolves, within two years after the date of his Disability or death; provided, however, that the Option and all option gain, as defined in Section 4.01, shall at all times be subject to the forfeiture provisions of Section 4 hereof; and provided further that no Option may be exercised later than ten years after the Date of Grant.

                                       4.
                      Forfeiture of Option and Option Gain

         4.01. If, at any time during Optionee's employment by the Company or within 18 months after termination of employment, Optionee engages in any activity in competition with any activity of the Company, or inimical, contrary or harmful to the interests of the Company, including, but not limited to: (a) conduct relating to Optionee's employment for which either criminal or civil penalties against Optionee may be sought, (b) conduct or activity that results in termination of Optionee's employment for cause, (c) violation of Company policies, including, without limitation, the Company's insider trading policy and corporate compliance policy, (d) accepting employment with, acquiring a 5% or more equity or participation interest in, serving as a consultant, advisor, director or agent of, directly or indirectly soliciting or recruiting any employee of the Company who was employed at any time during Optionee's tenure with the Company, or otherwise assisting in any other capacity or manner any company or enterprise that is directly or indirectly in competition with or acting against the interests of the Company or any of its lines of business (a "competitor"), except for (A) any isolated, sporadic accommodation or assistance provided to a competitor, at its request, by Optionee during Optionee's tenure with the Company, but only if provided in the good faith and reasonable belief that such action would benefit the Company by promoting good business relations with the competitor and would not harm the Company's interests in any material respect or (B) any other service or assistance that is provided at the request or with the written permission of the Company, (e) disclosing or misusing any confidential information or material concerning the Company, (f) engaging in, promoting, assisting or otherwise participating in a hostile takeover attempt of the Company or any other transaction or proxy contest that could reasonably be expected to result in a Change of Control (as defined in the Plan) not approved by the Company's Board of Directors or (g) making any statement or disclosing any information to any customers, suppliers, lessors, licensees, regulators, employees or others with whom the Company engages in business that is defamatory or derogatory with respect to the business, operations, technology, management, or other employees of the Company, or taking any other action that could reasonably be expected to injure the Company in its business relationships with any of the foregoing parties or result in any other detrimental effect on the Company, then (i) the Option shall terminate effective the date on which Optionee engages in such activity, unless terminated sooner by operation of another term or condition of this Agreement or the Plan, and (ii) Optionee shall pay in cash to the Company, without interest, any option gain realized by Optionee from exercising all or a portion of the Option during the period beginning one year prior to termination of employment (or one year prior to the date Optionee first engages in such activity if no termination occurs) and ending on the date on which the Option terminates (the "forfeiture period"). For purposes hereof, "option gain" shall mean, with respect to each exercise of the Option during the forfeiture period, the difference between the closing market price of the Common Stock on the date of exercise minus the exercise price, multiplied by the number of shares purchased.

         4.02. If Optionee owes any amount to the Company under Section 4.01 above, Optionee acknowledges that the Company may deduct such amount from any amounts the Company owes Optionee from time to time for any reason (including without limitation amounts owed to Optionee as wages or other compensation, fringe benefits, or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount Optionee owes it, Optionee hereby agrees to pay immediately the unpaid balance to the Company.

         4.03. Optionee may be released from Optionee's obligations under Sections 4.01 and 4.02 above only if the Committee determines in its sole discretion that such action is in the best interests of the Company.

                                       5.
                        Preference Share Purchase Rights

         Upon exercise of an Option at a time when preference share purchase rights to purchase shares of Series BB Participating Cumulative Preference Stock or other securities or property of the Company (the "Rights" and each a "Right") remain outstanding pursuant to that certain Rights Agreement dated as of August 27, 1996 between CenturyTel and the Rights Agent named therein, as amended through the date hereof, and as may be further amended hereinafter (the "Rights Agreement"), or any successor rights agreement, then Optionee shall receive Rights in conjunction with Optionee's receipt of shares of Common Stock on the terms and conditions of the Rights Agreement.

                                       6.
                              Additional Conditions

         Anything in this Agreement to the contrary notwithstanding, if at any time CenturyTel further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant to the exercise of an Option is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such shares of Common Stock shall not be issued, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to CenturyTel. CenturyTel agrees to promptly take any and all actions necessary or desirable in order that all shares of Common Stock issuable hereunder shall be issued as provided herein.

                                       7.
                          Attorneys' Fees and Expenses

         Should any party hereto retain counsel for the purpose of enforcing, or preventing the breach of, any provision hereof, including, but not limited to, the institution of any action or proceeding in court to enforce any provision hereof, to enjoin a breach of any provision of this Agreement, to obtain specific performance of any provision of this Agreement, to obtain monetary or liquidated damages for failure to perform any provision of this Agreement, or for a declaration of such parties' rights or obligations hereunder, or for any other judicial remedy, then the prevailing party shall be entitled to be reimbursed by the losing party for all costs and expenses incurred thereby, including, but not limited to, attorneys' fees (including costs of appeal).

                                       8.
                       No Contract of Employment Intended

         Nothing in this Agreement shall confer upon Optionee any right to continue in the employment of the Company or to interfere in any way with the right of the Company to terminate Optionee's employment relationship with the Company at any time.
                                       9.
                                     Taxes

         The Company may make such provisions as it may deem appropriate for the withholding of any federal, state and local taxes that it determines are required to be withheld on the exercise of the Option.

                                       10.
                                 Binding Effect

         Upon due execution and delivery of this Agreement by CenturyTel and Optionee, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and successors. Without limiting the generality of the foregoing, whenever the word "Optionee" is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this Option may be transferred by will or by the laws of descent and distribution, the word "Optionee" shall be deemed to include such person or persons.

                                      11.
                             Inconsistent Provisions

         Optionee agrees that the Option granted hereby is subject to the provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. Optionee acknowledges that a copy of the Memorandum/Prospectus for the Plan (with a copy of the Plan attached) was distributed to Optionee and that Optionee was advised to review such documents prior to entering into this Agreement. Optionee waives the right to claim that the provisions of the Plan are not binding upon Optionee and Optionee's heirs, executors, representatives and administrators.

                                      12.
                             Adjustments to Options

         Appropriate adjustments shall be made to the number and class of shares of Common Stock subject to the Option and to the exercise price in certain situations described in Section 4.5 of the Plan.

                                      13.
                              Termination of Option

         The Committee, in its sole discretion, may terminate the Option. However, no termination may adversely affect the rights of Optionee to the extent that the Option is currently exercisable on the date of such termination.

                                      14.
                                  Severability

         If any term or provision of this Agreement, or the application thereof to any person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, Optionee and CenturyTel intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

                                      15.
                         Entire Agreement; Modification

         The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of the Agreement shall be void and ineffective for all purposes.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                   [Signature blocks intentionally omitted]